AMENDMENT TO PUA

AMENDMENT TO

PRINCIPAL UNDERWRITING AGREEMENT BETWEEN

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

AND ALLSTATE DISTRIBUTORS, LLC

This AMENDMENT (the “Amendment”) is made and entered into on             , 2021 (the “Effective Date”) by and between Allstate Life Insurance Company OF New York (“ALNY”) and Allstate Distributors, LLC (“Distributors”).

WHEREAS, ALNY and Distributors are parties to that certain Amended and Restated Principal Underwriting Agreement dated June 1, 2006 (the “Underwriting Agreement”);

WHEREAS, the parties have agreed to revise the Underwriting Agreement to include specified insurance contracts registered with the Securities and Exchange Commission.

WHEREAS, the parties desire to amend the Underwriting Agreement to reflect their new agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereby amend the Underwriting Agreement or arrangements in their entirety insofar as they relate to annuity products to read as follows. ALNY confirms its grant to Distributors of the right to be and Distributors agrees to serve as Principal Underwriter for the sale of such annuity contracts during the term of the Underwriting Agreement and the parties agree as follows:

Schedule A of the Underwriting Agreement shall be amended and the following Annuity Contracts shall be added to Schedule A:

Allstate Variable Annuity - NY	Variable Annuity

Allstate Variable Annuity - NY (L Share)	Variable Annuity

Preferred Client VA - NY	Variable Annuity

VA 3 Asset Manager - NY	Variable Annuity

Variable Annuity 3 - NY	Variable Annuity

Variable Annuity II - NY	Variable Annuity

Variable Annuity - NY	Variable Annuity

Except as specifically amended hereby, the Underwriting Agreement shall remain in full force and effect in accordance with its terms. This Amendment does not amend or replace the Amended and Restated Agreement.

AMENDMENT TO PUA

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed on its behalf by its duly authorized officers, all as of the day and year first written above.

Allstate Life Insurance Company of New York	Allstate Distributors, LLC
By:
By:	Title:
Title:	Date:
Date:

AMENDMENT TO PUA

Schedule A - CW

Separate Account	Effective Date	Contract(s)	Form #(s)
Allstate Financial Advisors Separate Account 1	10/14/02	Allstate Advisor CW	PA 125 (Group Certificate) PA I 26 (Contract)
Allstate Financial Advisors Separate Account 1	10/14/02	Allstate Advisor Plus CW	PA 127 (Group Certificate) PA 128 (Contract)
Allstate Financial Advisors Separate Account 1	10/A4/02	Allstate Advisor Preferred CW	PA 129 (Group Certificate) PA130 (Contract)
Allstate Financial Advisors Separate Account 1	7/15/03	Allstate Advisor “Sun Trust”	PA 125 (Group Certificate) PA 126 (Contract)
Allstate Financial Advisors Separate Account 1	7/15/03	Allstate Advisor Preferred “Sun Trust”	PA 129 (Group Certificate) PA130 (Contract)
Allstate Financial Advisors Separate Account 1	4/1 6/99	Putnam Allstate Advisor CW	LU4429(Group Certificate) LU4428 (Contract)
Allstate Financial Advisors Separate Account 1	8/31/99	Putnam Allstate Advisor Apex CW	LU4457(Group Certificate) LU4458 (Contract)
Allstate Financial Advisors Separate Account 1	2/3/00	Putnam Allstate Advisor Plus CW	PA32 (Contract) PA33 (Group Certificate)
Allstate Financial Advisors Separate Account 1	4/28/00	Putnam Allstate Advisor Preferred CW	PA41 (Group Certificate) PA42 (Contract)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess B Series	A-BLX/IND (3/07)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess L Series	A-BLX/IND (3/07)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess X Series	A-BLX/IND (3/07)

Not Applicable	10/4/10	Allstate RightFr	LU10974